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                                                                EXHIBIT (1)(d)


                       THE EXPLORER INSTITUTIONAL TRUST

                                   Amended

                           Designation of Sub-Trust

                                      of

                 Explorer Institutional Limited Duration Fund

                           as of April 15, 1996


        The undersigned, being one of the Trustees of The Explorer Institutional Trust, a Massachusetts business trust (the "Trust"), acting on behalf of the other Trustees of the Trust pursuant to a resolution duly adopted pursuant to
Section 6.2, 6.5 and 11.3(a) of the Agreement and Declaration of Trust of the Trust, does hereby divide the shares of beneficial interest of the Trust, without par value ("Shares"), to create a separate series and sub-trust thereof, within the meaning of said Section 6.2, as follows:

        Section 1. The series and sub-trust is designated Explorer Institutional Limited Duration Fund (referred to herein as the "Fund").

        Section 2. The initial purchase price of shares of beneficial interest of the Fund, the method of determination of net asset value of such shares, the price, terms and manner of redemption of shares and the dividend rights of holders of such shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the currently effective prospectus of the Fund, as amended from time to time, under the Securities Act of 1933, as amended.